Ply Gem Reports Fourth Quarter 2006 Results

March 23, 2007, Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”), a leading manufacturer of residential exterior building products in North America, today announced fourth quarter 2006 net sales of $293.0 million, a 38.7% increase over the $211.3 million for the same period in 2005. For the full year 2006, net sales were a record $1,054.5 million or 25.7% higher than the $838.9 million of net sales for the full year 2005. The results for 2006 include the operations of the Company’s subsidiaries, AWC Holding Company (“Alenco”), which was acquired by Ply Gem on February 24, 2006 and Alcoa Home Exteriors, Inc. (“AHE”), which was acquired by Ply Gem on October 31, 2006. Alenco contributed $30.3 million of net sales for the fourth quarter of 2006 and $121.2 million of net sales for the full year 2006. AHE contributed $73.3 million of net sales for the fourth quarter 2006 and the full year 2006.
Operating earnings for the fourth quarter of 2006 were $9.1 million compared to $19.6 million for the fourth quarter of 2005. For the full year 2006, operating earnings were $84.7 million compared to $88.8 million for the full year 2005. Alenco contributed $2.5 million of operating earnings for the fourth quarter 2006 and $10.7 million of operating earnings for the full year 2006. AHE contributed $5.0 million of operating loss for the fourth quarter 2006 and the full year 2006.
      Net loss for the fourth quarter of 2006 was $9.8 million compared to net income of $3.7 million for the fourth quarter of 2005. For the full year of 2006, net income was $5.7 million compared to $20.2 million for the full year of 2005. Ply Gem’s net loss for the fourth quarter of 2006 and net income for the full year 2006 included $0.6 million of after tax impact of a foreign currency loss and $0.1 million of after tax impact of a foreign currency gain, respectively. Net income for the fourth quarter of 2005 and the full year of 2005, included $0.2 million and $0.6 million of after tax impact of a foreign currency gain, respectively. Alenco contributed $1.5 million and $6.5 million to net income for the fourth quarter and full year of 2006, respectively. AHE contributed ($4.9) million to net income for the fourth quarter and full year of 2006.
    Adjusted EBITDA for the fourth quarter of 2006 was $23.1 million compared to $26.2 million for the fourth quarter of 2005. Adjusted EBITDA for the fourth quarter of 2006 excludes a $3.0 million noncash charge of purchase price allocated to inventories. For the full year of 2006, Adjusted EBITDA was $125.6 million compared to $114.9 million for the full year of 2005. Adjusted EBITDA for the full year of 2006 excludes $1.7 million of one-time non-recurring expense associated with the conversion of all outstanding awards under Ply Gem’s Phantom Stock Plan, $2.2 million of non-recurring restructuring costs associated with the closure of our Sarver, PA window facility, and a $3.3 million noncash charge of purchase price allocated to inventories. Alenco contributed $3.4 million of Adjusted EBITDA for the fourth quarter of 2006 and $13.6 million for the full year of 2006. AHE contributed ($3.8) million of Adjusted EBITDA for the fourth quarter of 2006 and the full year of 2006. Adjusted EBITDA for all periods presented excludes currency translation gains or losses.
Gary E. Robinette, President and CEO, said “We are pleased with Ply Gem’s full year sales and EBITDA performance in light of a dramatic downward trend in the single family housing market in the third and fourth quarters. Our ability to gain profitable market share coupled with our lean cost structure continues to produce strong financial results.”
Mr. Robinette continued, “We expect the addition of our recent acquisition of Alcoa Home Exteriors to Ply Gem’s portfolio will enable us to build on synergies across all our companies, while capitalizing on opportunities in difficult market conditions. This and other cost initiatives will position Ply Gem to take advantage of our markets as they improve.”
On February 24, 2006, Ply Gem Industries, Inc. acquired all of the outstanding shares of AWC Holding Company (the “Alenco Acquisition”) in accordance with a stock purchase agreement entered into among Ply Gem Industries, Inc. and Linsalata Capital Partners for aggregate consideration of approximately $120.0 million, subject to a working capital adjustment and the aggregate value of certain stock options cancelled or forfeited in connection with the Alenco Acquisition.
On October 31, 2006, Ply Gem Industries, Inc. acquired all of the outstanding shares of Alcoa Home Exteriors, Inc. (AHE) in accordance with a stock purchase agreement entered into among Ply Gem Industries, Inc. and Alcoa Securities Corporation and Alcoa Inc. for aggregate consideration of approximately $305.0 million, subject to a working capital adjustment. Ply Gem’s results include the results of operations from AHE from October 31, 2006.
Ply Gem Industries, Inc. is a leading manufacturer of residential exterior building products. The company sells a broad range of vinyl siding, vinyl, aluminum and wood windows, aluminum trim coil, aluminum siding and accessories, and vinyl and composite fence, railing and decking products. Ply Gem is a wholly-owned subsidiary of Ply Gem Holdings, Inc. For more information, please visit the Company’s website at www.plygem.com.
Ply Gem management will host a conference call on March 23, 2007 at 11:00 a.m. EST to report fourth quarter results. To participate please call 866-770-7146 and use call confirmation number 80707018.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise.
This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.

                            PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	December 31, 2006	December 31, 2005

	(Amounts in thousands)
Net Sales	$292,988	$211,315
Costs and Expenses:
Cost of products sold	242,748	164,496
Selling, general and administrative expense	37,654	24,810
Amortization of intangible assets	3,508	2,441
	283,910	191,747
Operating earnings	9,078	19,568
Foreign currency gain	(937)	265
Interest expense	(22,709)	(14,500)
Investment income	419	263
Other expense	(1,965)	-
Income (loss) before provision (benefit) for income taxes	(16,114)	5,596
Provision (benefit) for income taxes	(6,341)	1,895
Net income (loss)	$(9,773)	$3,701

	For the Year Ended
	December 31, 2006	December 31, 2005

	(Amounts in thousands)
Net Sales	$1,054,468	$838,868
Costs and Expenses:
Cost of products sold	831,418	647,576
Selling, general and administrative expense	126,401	92,738
Amortization of intangible assets	11,942	9,761
	969,761	750,075
Operating earnings	84,707	88,793
Foreign currency gain	77	1,010
Interest expense	(72,218)	(57,657)
Investment income	1,205	730
Other expense	(4,462)	-
Income before provision for income taxes and
cumulative effect of accounting change	9,309	32,876
Provision for income taxes	3,502	12,651
Income before cumulative effect of accounting change	5,807	20,225
Cumulative effect of accounting change, net of
income tax benefit of $57	(86)	-
Net income	$5,721	$20,225

The accompanying notes are an integral part of this condensed consolidated and combined statement of operations.

1.    1.The accompanying condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 4 has been derived from the December 31, 2005 and 2006 audited consolidated financial statements of Ply Gem Holdings, Inc., and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the last Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

Ply Gem Holdings, Inc., a wholly-owned subsidiary of Ply Gem Investment Holdings, Inc., was incorporated on January 23, 2004 for the purpose of acquiring Ply Gem Industries, Inc. The acquisition (the “Ply Gem Acquisition”) was completed on February 12, 2004, as Nortek sold Ply Gem Industries, Inc., to Ply Gem Holdings, Inc., an affiliate of Caxton-Iseman Capital, Inc., pursuant to the terms of the Stock Purchase Agreement among Ply Gem Investment Holdings, Inc. and Nortek, Inc. and WDS LLC dated as of December 19, 2003, as amended. Prior to February 12, 2004, Ply Gem Holdings, Inc. had no operations and Ply Gem Industries, Inc. was wholly-owned by a subsidiary of WDS LLC, which was a wholly-owned subsidiary of Nortek, Inc.

The accompanying statements of operations include the consolidated results of operations for the periods from January 1, 2006 to December 31, 2006 and January 1, 2005 to December 31, 2005, of Ply Gem Holdings, Inc. and its subsidiaries.

2.
Adjusted EBITDA means net income (loss) plus interest expense (net of investment income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), amortization of non-cash write-off of the portion of excess purchase price from acquisitions allocated to inventories, third-party charges associated with business combination financing costs (“other expense”), cumulative effect of accounting changes and other non-recurring charges. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Management believes that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance in accordance with GAAP. You are cautioned not to place undue reliance on Adjusted EBITDA.  The following tables set forth the summaries of net sales, Adjusted EBITDA, and reconciliation of Adjusted EBITDA to net income (loss) for Ply Gem as a whole and those portions contributed by Alenco and AHE:

	Ply Gem Holdings, Inc.

Summary of Net Sales	(Amounts in thousands)
	For the twelve months ended		For the three months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Ply Gem Holdings, Inc.:	$1,054,468	$838,868	$292,988	$211,315
Less:
Alenco[1]	(121,230)	-	(30,315)	-
AHE[2]	(73,347)	-	(73,347)	-
Ply Gem Holdings, Inc. Pre-Acquisitions	$859,891	$838,868	$189,326	$211,315

Summary of Adjusted EBITDA	(Amounts in thousands)
	For the twelve months ended		For the three months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Ply Gem Holdings, Inc.:	$125,629	$114,918	$23,133	$26,197
Less:
Alenco[1]	(13,637)	-	(3,373)	-
AHE[2]	3,812	-	3,812	-
Ply Gem Holdings, Inc. Pre-Acquisitions	$115,804	$114,918	$23,572	$26,197

1) Results of Alenco are included in Ply Gem's results following Ply Gem's February 24, 2006 acquisition of Alenco.
2) Results of AHE are included in Ply Gem's results following Ply Gem's October 31, 2006 acquisition of AHE.

	Ply Gem Holdings, Inc.
	(Amounts in thousands)
	For the twelve months ended		For the three months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net income	$5,721	$20,225	$(9,773)	$3,701
Interest expense, net	71,013	56,927	22,290	14,237
Provision for income taxes	3,502	12,651	(6,341)	1,895
Depreciation and amortization	33,816	26,125	11,093	6,629
Non Cash (gain)/loss on currency transaction	(77)	(1,010)	937	(265)
Non Cash charge of purchase price
allocated to inventories	3,266	-	2,962	-
Cumulative effect of accounting change	86	-	-	-
Deferred Financing Charge Write-off	4,462	-	1,965	-
Non-recurring expense	3,840	-	-	-

Adjusted EBITDA	$125,629	$114,918	$23,133	$26,197

	Alenco
	(Amounts in thousands)
	For the period from	For the period from
	February 24	October 1
	to December 31, 2006	to December 31, 2006

Net income	$6,480	$1,539
Interest expense, net	(91)	(26)
Provision for income taxes	3,971	944
Depreciation and amortization	2,973	916
Non Cash charge of purchase price
allocated to inventories	304	-

Adjusted EBITDA	$13,637	$3,373

	AHE
	(Amounts in thousands)
	For the period from	For the period from
	October 31	October 31
	to December 31, 2006	to December 31, 2006

Net income	$(4,920)	$(4,920)
Interest expense, net	-	-
Provision for income taxes	(3,015)	(3,015)
Depreciation and amortization	1,161	1,161
Non Cash charge of purchase price
allocated to inventories	2,962	2,962

Adjusted EBITDA	$(3,812)	$(3,812)

3.	Long-term debt amounts in the selected balance sheets at December 31, 2006 and December 31, 2005 consisted of the following:

	December 31, 2006	December 31, 2005
	(amounts in thousands)

Senior term loan facility	$688,533	$277,192
Senior subordinated notes	360,231	360,276
	1,048,764	637,468
Less current maturities	5,870	1,692
	$1,042,894	$635,776

4.	The following is a summary of selected balance sheet amounts at December 31, 2006 and December 31, 2005:

	December 31, 2006	December 31, 2005
	(Amounts in thousands)

Cash and cash equivalents	$53,274	$22,173
Accounts receivable, less allowances	130,795	70,357
Inventories	128,156	55,218
Prepaid expenses and other current assets	20,873	9,427
Property and equipment, net	206,837	109,728
Goodwill	811,285	578,992
Intangible assets, net	232,833	152,894
Accounts payable	95,568	42,342
Current maturities of long-term debt	5,870	1,692
Long-term debt, less current maturities	1,042,894	635,776
Stockholder's Equity	227,716	215,514